Exhibit 99.1

Callan JMB Announces Second Quarter 2025 Financial Results and Provides Business Update

Formed a strategic partnership with Revival Health Inc. (“Revival”) to deliver fully integrated supply chain services and infrastructure to support both the importation and onshore manufacturing of health, wellness, and longevity products

Launched subsidiary in India and progressed to establish temperature-controlled warehouse for storage and distribution of pharmaceuticals at all temperature ranges

Extended long-term contract with City of Chicago and received increase in funding

Appointed Christopher Shields, former Assistant Commissioner of the Chicago Department of Public Health, as Senior Vice President, Emergency Preparedness & Response/Government Affairs

Supported Texas and New Mexico with measles outbreak response through redistribution of MMR II vaccines

SPRING BRANCH, Texas, August 14, 2025 — Callan JMB INC. (NASDAQ: CJMB) (“Callan JMB” or the “Company”), an integrative logistics company empowering the healthcare industry and emergency management agencies through fulfillment, storage, monitoring, and cold chain logistics services, today announced its financial results for the second quarter ended June 30, 2025 and provided a business update.

“Callan JMB continues to solidify its position as a leading provider of specialized logistics solutions within high-growth opportunity markets, demonstrating our operational excellence through several key recent achievements,” commented Wayne Williams, CEO, Chairman & Founder of Callan JMB. “We were proud to form a strategic partnership with Revival to develop a broad supply platform for healthcare products, changing the way they are made available across the country. In July, we further expanded our market for global pharmaceutical cold chain logistics and clinical trial support by launching a subsidiary in India to establish temperature-controlled warehouses for storage and distribution. This international expansion positions us to import critical tissue samples for clinical trials and active pharmaceutical ingredients, helping address U.S. drug shortages.”

“Furthermore, we recently extended our emergency preparedness contract with the City of Chicago through June 2026 with $1.5 million in additional funding, bringing total contract value to $9.1 million. During the quarter, the Company appointed Christopher Shields as Senior Vice President, Emergency Preparedness & Response/Government Affairs, to grow our emergency preparedness & response operations into new U.S. cities, states, and other countries. We also successfully redistributed over 1,300 MMR II vaccine doses during the measles outbreak response with zero waste, showcasing our technological efficiency and sustainability credentials. Looking ahead, we remain focused on capitalizing on expansion opportunities within fast-growing industries, particularly GLP-1 pharmaceutical distribution, specialty compounding pharmacy logistics, and premium food packaging solutions. Callan JMB remains well-placed for sustained growth and market leadership through 2025,” added Mr. Williams.

Business Highlights:

●	Formed strategic partnership with Revival to create integrated supply chain infrastructure for health, wellness, and longevity products, combining cold chain logistics expertise with consumer health innovation for scalable distribution solutions.
●	Post quarter end launched Callan JMB Services (India) Private Limited with planned temperature-controlled warehouse in Pune, Maharashtra for pharmaceutical storage and distribution, already securing an agreement with Walker’s Pharmaceuticals Ltd. and working with additional Indian companies to facilitate U.S. market entry and manufacturing plant establishment.
●	In July, the City of Chicago extended Callan JMB’s emergency preparedness contract through June 2026 with $1.5 million funding increase, bringing total contract value to $9.1 million and extending the seven-year partnership for continued management and distribution of health preparedness supplies.
●	Appointed Christopher Shields, former Assistant Commissioner of the Chicago Department of Public Health, as Senior Vice President, Emergency Preparedness & Response/Government Affairs.
●	Successfully redistributed over 1,300 MMR II vaccine doses from Chicago to Texas and New Mexico during measles outbreak response using specialized cold chain reusable shippers with zero waste, demonstrating emergency response capabilities and sustainable logistics solutions.

Financial Highlights for the Year Ended June 30, 2025:

●	Revenues for the three months and six months ended June 30, 2025 were $1.7 million and $3.1 million, respectively. The decrease year-over-year in revenue was due to the decline in demand for our emergency preparedness services by certain states and local governments.
●	Cost of revenues for the three months and six months ended June 30, 2025 were $1.0 million and 1.9 million, respectively. The decrease year-over-year in cost of revenue is in line with the decrease in revenues.
●	Gross profit for the three months and six months ended June 30, 2025 were $0.6 million and 1.3 million, respectively.
●	SG&A expenses for the three months and six months ended June 30, 2025 were $2.0 million and $3.9 million. The increase year-over-year was primarily driven by an increase in consulting, professional fees and marketing expenses related to the Company now being a public entity and adding the Company’s CEO to payroll for the first time, along with other senior staff hires to support future growth.
●	Loss from operations for the three months and six months ended June 30, 2025 were $1.4 million and $2.6 million, respectively.
●	Cash and cash equivalents for the period ended June 30, 2025 were $4.2 million.
●	Subsequent to quarter end, the Company entered into an equity line of credit agreement with an investor for the right to sell up to $25 million of shares of the Company’s common stock.

About Callan JMB Inc.

Callan JMB Inc. is an integrative logistics company empowering the healthcare industry and emergency management agencies through fulfillment, storage, monitoring, and cold chain logistics services to secure medical materials and protect patients and communities with compliant, safe, and effective medicines. Our combined expertise in supply chain logistics, thermodynamics, biologics, inventory management, regulatory compliance and emergency preparedness is unparalleled in the industry. We offer a gold standard in client experience with customizable interfaces, next-level reliability in shipping and environmental sustainability in our specialty packaging.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Registration Statement Under the Securities Act of 1933 on Form S-1, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

CallanJMB@kcsa.com

212.896.1254

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025 (Unaudited)	December 31, 2024
Assets
Current Assets:
Cash and cash equivalents	$4,224,151	$2,097,945
Accounts receivable, net of allowance for credit losses of $139,060 and $64,000, respectively	614,211	622,914
Inventory	197,506	158,362
Related party loans	-	18,669
Tax refund receivable	-	6,377
Prepaid insurance	75,478	151,354
Other current assets	478,902	127,542
Deferred offering costs	-	136,025
Total current assets	5,590,248	3,319,188
Right of use assets – operating lease	2,127,646	883,029
Property and equipment, net of accumulated depreciation of $685,103 and $608,703, respectively	1,247,787	876,682
Security deposit	-	3,650
Total assets	$8,965,681	$5,082,549

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$430,859	$371,661
Accrued expenses	518,776	506,381
Corporate taxes payable	30,508	23,000
Deferred revenue	2,018	94,097
Operating lease liabilities – current	329,278	279,176
Total current liabilities	1,311,439	1,274,315
Operating lease liabilities – non-current	1,828,955	628,274
Deferred tax liabilities	-	6,602
Total long-term liabilities	1,828,955	634,876
Total liabilities	3,140,394	1,909,191
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - authorized 10,000,000 shares, $0.001 par value; zero issued and outstanding as of June 30, 2025 and December 31, 2024	$-	$-
Common stock - authorized 190,000,000 shares, par value $0.001 par value; 4,481,069 issued and outstanding as of June 30, 2025 and 3,000,000 December 31, 2024	4,482	3,000
Additional Paid in Capital	10,756,439	5,464,006
Accumulated Deficit	(4,935,634)	(2,293,648)
Total Stockholders’ Equity	5,825,287	3,173,358
Total Liabilities and Stockholders’ Equity	$8,965,681	$5,082,549

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended		Six months ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue	$1,666,309	$1,985,768	$3,115,687	$3,776,289
Cost of revenue	1,022,439	1,023,552	1,858,724	2,096,490
Gross profit	643,870	962,216	1,256,963	1,679,799
Selling, general and administrative expenses	2,046,537	1,095,639	3,901,878	1,900,681
Loss from operations	(1,402,667)	(133,423)	(2,644,915)	(220,882)
Other income (expenses)
Interest income	2,042	2,753	4,251	6,187
Interest expense	-	(1,806)	(63)	(4,914)
Total other income (expenses)	2,042	947	4,188	1,273
Loss before income taxes	(1,400,625)	(132,476)	(2,640,727)	(219,609)
Provision (benefit) for income taxes	(3,102)	(20,000)	1,259	(26,000)
Net loss	$(1,397,523)	$(112,476)	$(2,641,986)	$(193,609)
Weighted average common shares outstanding - basic and diluted	4,456,962	3,000,000	4,167,828	2,483,333
Net loss per common share - basic and diluted	$(0.31)	$(0.04)	$(0.63)	$(0.08)

CALLAN JMB INC.

(Formerly known as Coldchain Technology Services, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended
	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net loss	$(2,641,986)	$(193,609)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	76,401	72,428
Provision (recoveries) for credit losses	(7,666)	-
Stock based compensation	749,927	-
Changes in operating assets and liabilities:
Accounts receivable	16,369	63,329
Inventory	(39,144)	(4,412)
Tax refund receivable	6,377	-
Other current assets	(271,834)	85,540
Operating lease liabilities	6,166	1,952
Accounts payable and accrued expenses	71,593	282,352
Deferred revenue	(92,079)	(6,056)
Deferred tax liabilities	(6,602)	-
Corporate taxes payable	7,508	(26,000)
Net cash provided by (used in) operating activities	$(2,124,970)	$275,524

Cash flows used in investing activity:
Purchase of property and equipment	(447,506)	(45,874)
Net cash used in investing activity	$(447,506)	$(45,874)

Cash flows from (used in) financing activities:
Related party loans	18,669	(17,073)
Deferred offering costs	-	(65,000)
Partner distributions	-	(3,382,254)
Decrease in note payable	-	(73,222)
Proceeds from IPO and overallotment, net	4,680,013	-
Net cash provided by (used in) financing activities	$4,698,682	$(3,537,549)
Increase (decrease) in cash and cash equivalents	2,126,206	(3,307,899)
Cash and cash equivalents at beginning of period	2,097,945	5,155,620
Cash and cash equivalents at end of period	$4,224,151	$1,847,721